INDEX

SECTION                                             PAGE
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SIMPLE INDIVIDUAL RETIREMENT
ANNUITY (SIMPLE-IRA) ENDORSEMENT
         Contributions                                1
         Distributions to the Owner                   2
Distributions After the Owner's
         Death                                        2
         Nonforfeitability                            4
         Transferability Limitations                  4
         Rollover or Transfer of Funds                5
         General Terms                                5


7459(0303)                                     - I-
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SIMPLE INDIVIDUAL RETIREMENT ANNUITY
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(SIMPLE-IRA) ENDORSEMENT

         Effective as of the later of the Date of Issue of the contract or January 1, 2002, the contract is amended and modified as follows. In the event of a conflict between this endorsement and the underlying contract to which it is attached, the provisions of this endorsement will prevail.

         The contract is established for the exclusive benefit of the Owner or the Owner's beneficiaries. While this endorsement is in effect during the lifetime of the Annuitant, the Annuitant must be the Owner of the contract.

CONTRIBUTIONS

         This SIMPLE-IRA will accept only:

            1. a cash contribution made by an employer on behalf of the individual under a SIMPLE-IRA plan that meets the requirements of section 408(p) of the Internal Revenue Code; and

            2. a rollover contribution or a transfer of assets from another
               SIMPLE-IRA of the individual.

         No other contributions will be accepted.


                                                 National Life Insurance Company
            One National Life Drive o Montpelier, Vermont 05604 o (802) 229-3333
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 7459(0303)                                                               Page 1

DISTRIBUTIONS TO
THE OWNER

            a) Notwithstanding any provision of this IRA to the contrary, the distribution of the individual's interest in the IRA shall be made in accordance with the requirements of IRC section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined under item 3 of the Distributions After the Owner's Death provision of this endorsement) must satisfy the requirements of IRC section 408(a)(6) and the regulations thereunder, rather than paragraphs (b), (c) and (d), below, and the Distributions After the Owner's Death provision.

            b) The entire interest of the individual for whose benefit the contract is maintained will commence to be distributed no later than the first day of April following the calendar year in which such individual attains age 70 1/2 (the "required beginning date" ) over (a) the life of such individual or the lives of such individual and his or her designated beneficiary, or (b) a period certain not extending beyond the life expectancy of such individual or the joint and last survivor expectancy of such individual and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one year and must be either non-increasing or they may increase only as provided in Q&As-l and -4 of section 1.408(a)(9)-6T of the Temporary Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of section 1.408{a)(9)-6T.

            c) The distribution periods described in paragraph (b), above, cannot exceed the periods specified in section 1.401(a)(9)-6T of the Temporary Income Tax Regulations.

            d) The first required payment can be made as late as April 1 of the year following the year the individual attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

DISTRIBUTIONS
AFTER THE
OWNER'S DEATH

            1. Death On or After Required Distributions Commence. If the
               individual dies on or after required distributions commence, the remaining portion of his or her interest will continue to be distributed under the contract option chosen.


                                                National Life Insurance Company
            One National Life Drive o Montpelier, Vermont 05604 o (802) 229-3333
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 7459(0303)                                                               Page 2
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            2. Death Before Required Distributions Commenced. If the individual dies before required distributions commence, his or her entire interest will be distributed at least as rapidly as follows:

            a) If the designated beneficiary is someone other than the individual's surviving spouse, the entire interest will be distributed, starting by the end of the ca1endar year following the calendar year of the individual's death., over the remaining life expectancy of the designated beneficiary, with such life: expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the individual's death, or, if elected, in accordance with paragraph
               (2)(c), below.

            b) If the individual's sole designated beneficiary is the
               individual's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the individual's death (or by the end of the calendar year in which the individual would have attained age 70 1/2, if later), over such spouse's life, or, if elected, in accordance with paragraph (2)(c), below. If the surviving spouse dies before required distributions commence to him or her, any remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph
               (2)(c), below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

            c) If there is no designated beneficiary, or if applicable by operation of paragraph (2) (a) or (2)(b), above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the individual's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph
               (2)(b), above).


                                                National Life Insurance Company
            One National Life Drive o Montpelier, Vermont 05604 o (802) 229-3333
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 7459(0303)                                                               Page 3
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            d) Life expectancy is determined using the Single Life Table in
               Q&A-l of section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (2)(a) or (2)(b) and reduced by 1 for each subsequent year.

            3. The "interest" in the IRA includes the amount of any outstanding rollover, transfer and re-characterization under Q&As-7 and -8 of section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

            4. For purposes of items (1) and (2) above, required distributions are considered to commence on the individual's required beginning date or, if applicable, on the date distributions are required to the begin to the surviving spouse under paragraph (2)(b), above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

            5. If the sole designated beneficiary is the individual's surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA or fails to take required distributions as a beneficiary.

NONFORFEITABILITY

         The interest of the Owner is nonforfeitable.

TRANSFERABILITY LIMITATIONS

         This contract is not transferable by the Owner to anyone except to us. The contract may not be sold, encumbered, or assigned to anyone except to us.


                                                National Life Insurance Company
            One National Life Drive o Montpelier, Vermont 05604 o (802) 229-3333
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 7459(0303)                                                               Page 4
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ROLLOVER OR
TRANSFER OF
FUNDS

         Prior to the expiration of the 2-year period beginning on the dale the Owner first participated in any SIMPLE-IRA plan maintained by the Owner's employer, any rollover or transfer of funds from this SIMPLE-IRA by the Owner must be made to another SIMPLE-IRA of the Owner. Any distribution of funds to the Owner during this 2-year period may be subject to a 25 percent additional tax if the Owner does not roll over the amount distributed into a SIMPLE-IRA. After the expiration of this 2-year period, the Owner may roll over or transfer funds to any IRA of the Owner that is qualified under IRC section 408(a),{b), or (p), or to another eligible retirement plan described in IRC section 402(c)(8){B).

GENERAL TERMS

         We may amend the terms of this contract without the prior consent of the Owner if such amendment:

            1. applies to all contracts with this endorsement; and 2. is in response to changes to federal law.

         Any refund of premiums (ocher than those attributable to excess contributions) will be applied, before the dose of the calendar year following the year of the refund, toward the payment of future premiums or the purchase of additional benefits.

         We will send annual calendar year reports to the Owner concerning the Status of this contract and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

         If contributions made on behalf of the Owner pursuant to a SIMPLE-IRA plan maintained by the Owner's employer are received directly by us from the employer, we will provide the employer with the summary description required by section 408(1)(2)(B) of the IRC.

         This contract, with this endorsement, may not be used in connection with a SIMPLE plan as to which the Company is a designated financial institution (as defined in IRC section 408(p)(7)) or as to which any trustee or custodian which is listed as Owner is a designated financial institution.

Signed for National Life Insurance Company at its Home Office in Montpelier, Vermont, by


/s/ Thomas H. MacLeay
---------------------
Chairman of the Board and
Chief Executive Officer


                                                National Life Insurance Company
            One National Life Drive o Montpelier, Vermont 05604 o (802) 229-3333
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 7459(0303)                                                               Page 5